Exhibit 10.1

Adamis Pharmaceuticals Corporation 8-K

CONSENT AND WAIVER

The undersigned, a party to the Subscription Agreement dated as of June 26, 2013 (the “Subscription Agreement”) between Adamis Pharmaceuticals Corporation (the “Company”) and certain investors (the “Subscribers”), including the undersigned, relating to the secured convertible promissory notes (the “Notes”) and common stock purchase warrants (the “Warrants”) of the Company that the undersigned and other Subscribers hold, agrees that the Subscription Agreement, Notes, and any other applicable Transaction Documents are amended as follows; provided, however, that such consents, waivers, amendments and agreements apply and are effective only with respect to a Qualified Offering (as defined in the Subscription Agreement) that is completed on or before December 26, 2013.  As provided in the Subscription Agreement, the waivers, consents and amendments described below will become effective as to all Subscribers upon the execution of the attached Consent and Waiver by Subscribers constituting the holders of a Majority in Interest (as defined in the Subscription Agreement) of the Notes.  Capitalized terms not defined below will have the meanings given to those terms in the Transaction Documents.

(i) The Subscribers waive all provisions of Section 12(b) of the Subscription Agreement with respect to a Qualified Offering if such a Qualified Financing is completed before December 26, 2013, including but not limited to any required notices with respect to the offering or rights to purchase shares in such a Qualified Offering.

(ii) The Subscribers waive (A) all provisions of Section 12(a) of the Subscription Agreement and corresponding provisions of the Transaction Documents with respect to a Qualified Offering, including but not limited to any adjustment to the Conversion Price of the Notes which would otherwise result from such Qualified Offering,  if such a Qualified Offering is completed on or before December 26, 2013, and (B) the right of any Subscriber to convert the Notes, whether pursuant to Section 2.1 of the Notes or otherwise, in connection with or after a Qualified Offering that is completed on or before December 26, 2013 if the price to the public of Common Stock sold in such Qualified Offering is at or below $0.59 per share. Any applicable provisions of the Subscription Agreement, Notes or other Transaction Documents are hereby amended accordingly.  For purposes of clarification, the foregoing shall not be deemed to constitute a waiver of any adjustment to the Exercise Price of the Warrants resulting from the closing of a Qualified Offering on or before December 26, 2013, and if a Qualified Offering is completed on or before December 26, 2013 and the Common Stock is listed on the NASDAQ Capital Market or other national exchange or trading market at or immediately after the closing of such offering, as contemplated by Section 3(b) of the Warrant the Exercise Price of the Warrants (but not the number of shares issuable upon exercise of the Warrants) is subject to adjustment as provided in the Warrants.

(iii)  The Subscribers amend Section 3.3 of the Note to require that any election by a Subscriber to accelerate or to convert the Note in connection with a Qualified Offering before December 26, 2013, shall require the prior written notice of such Subscriber pursuant to such Section 3.3 to be delivered to the Company at least three (3) Trading Days prior to the anticipated closing of the Qualified Offering

INVESTOR

By:

Its:

Date:	, 2013